EXHIBIT I


                          [OMI Corporation Letterhead]


June 30, 2004

Stelshi Holding Ltd.
Areos 2A Street
Athens, Greece
Attention:  George Karageorgiou

Stelios Haji-Ioannou
c/o Stelshi Holding Ltd.

Mr. Karageorgiou:

       This is to  confirm  our  mutual  agreement  to  terminate  that  certain
Agreement, dated as of May 16, 2004, by and among OMI Corporation, Stelshi Holding Ltd., and, with respect to the non-compete provision referenced in
Section 4.3 only, Mr. Stelios Haji-Ioannou, as such Agreement was amended by that certain Amendment Agreement dated as of June 2, 2004. This termination is being effected pursuant to Section 5.1(c) of such Agreement.

       Please indicate your agreement by signing below where indicated.

                                    Sincerely,


                                    OMI CORPORATION

                                    By: /s/ Craig H. Stevenson, Jr.
                                        ----------------------------------
                                         Name:  Craig H. Stevenson, Jr.
                                         Title: Chairman of the Board and
                                         Chief Executive Officer

Ackowledged and Agreed:

STELSHI HOLDING LTD.

By: /s/ G. Karageorgiou
   -------------------------------
     Name: G. Karageorgiou
     Title: Director

STELIOS HAJI-IOANNOU
(with respect to Section 4.3 only)

 /s/ Stelios Haji-Ioannou
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